EXHIBIT 99.1

Consolidated Communications Reports First Quarter 2019 Results

  Eliminates dividend to focus on deleveraging
  Commercial and carrier data and transport revenue grew 2.4 percent year over year
  Ethernet revenues increased 7.3 percent year over year
  Integration of FairPoint on track to achieve $75 million in synergies

MATTOON, Ill., April 25, 2019 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) (the “Company”) reported results for the first quarter 2019 and will hold a conference call and simultaneous webcast to discuss its results and developments today at 10 a.m. ET.

First quarter 2019 Consolidated Communications financial summary:

  Revenue totaled $338.6 million
  Net cash from operating activities was $75 million
  Adjusted EBITDA was $130.3 million

“While we are pleased with the performance of the business, after careful consideration, our Board of Directors has elected to eliminate our dividend,” said Bob Udell, president and chief executive officer of Consolidated Communications. “With this action, we are implementing a new capital allocation plan in order to focus on deleveraging. As we achieve our leverage targets, we will accelerate our fiber investment strategy.”

“We are confident this capital allocation plan will allow us to achieve our deleveraging goal of less than 4.0x net debt to adjusted EBITDA in advance of refinancing our unsecured debt no later than mid-2021,” added Udell. “This positions us to continue investing in growth to create long-term shareholder value.”

Financial Results for the First Quarter

  Revenues were $338.6 million, compared to $356.0 million for the first quarter of 2018, a decline of $17.4 million.  After normalizing for the sale of the Virginia properties and the one-time Local Switching Support (LSS) received in the first quarter of 2018, revenue declined $11.9 million or 3.4 percent for the quarter.

    Commercial and carrier data and transport service revenue increased 2.4 percent or $2.1 million on a comparable basis. Equipment sales and special construction projects contributed an additional $3.3 million to the first quarter revenues.
    Consumer broadband revenue was flat from a year ago despite the sale of our Virginia properties and decreases related to Hurricane Michael in Florida.
    Voice services revenue declined $10.3 million across all customer channels.
    Subsidies decreased $7.1 million during the quarter, of which $4 million was attributed to the LSS settlement, with the remainder due to the final CAF step down in transitional revenues. Network access revenues declined $3.1 million.

  Income from operations was up and totaled $16.7 million compared to $9.2 million in the first quarter of 2018.  The change was primarily due to the declines in revenues described above, offset by reductions in operating expense of $16.2 million. Depreciation and amortization expense declined by $8.7 million.
  Interest expense, net was $34.3 million, compared to $32.7 million for the same period last year. The change was due primarily to LIBOR increases, offset by a decline in non-cash expense associated with interest rate hedge agreements put in place to maintain our fixed-debt target of 75 percent. As of March 31, 2019, our weighted average cost of debt was approximately 5.6 percent.
  Cash distributions from the Company’s wireless partnerships totaled $7.3 million for the first quarter compared to $9.5 million for the prior year period.  The prior year distribution included a true-up of $2.4 million associated with the partnership’s accounting for prepaid data roaming.
  Other income, net was $7.2 million, compared to $8.0 million in the first quarter of 2018.
  On a GAAP basis, the net loss was ($7.2 million) and GAAP net loss per share was ($0.11). Adjusted diluted net loss per share excludes certain items as outlined in the table provided in this release. Adjusted diluted net loss per share was ($0.03) in the first quarter of 2019, compared to ($0.07) in the first quarter of 2018.
  Adjusted EBITDA was $130.3 million compared to $135.4 million in the year ago quarter, due to the decline of $4.0 million from the LSS settlement received in the first quarter of 2018 and the $2.2 million decline in distributions from wireless partnerships.
  The total net debt to last 12-month adjusted EBITDA ratio was 4.38x.
  The dividend payout ratio was 62.3 percent.
  Capital expenditures were $53.4 million, a capital intensity rate of approximately 16 percent.

Financial Guidance

The Company updated its 2019 guidance as follows:

	2019 Updated Guidance	2019 Original Guidance
Cash interest expense	$130 million to $135 million	$135 million to $140 million
Cash income taxes/refund[1]	$1 million to $3 million	$1 million to $3 million
(no change)
Capital expenditures	$210 million to $220 million	$210 million to $220 million
(no change)

(1) Cash income taxes primarily include local and state income taxes as federal income taxes will be shielded by existing net operating losses and the benefit of The Tax Cuts and Jobs Act of 2017 tax reform legislation that was enacted in December 2017.

Conference Call Information

Consolidated Communications will host a conference call and webcast today at 10 a.m. ET / 9 a.m. CT to discuss first quarter earnings and developments with respect to the Company. The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com. The live conference call dial-in number is 1-877-374-3981, conference ID 8286297. A telephonic replay of the conference call will be available through May 2 and can be accessed by calling 1-855-859-2056, conference ID 8286297.

About Consolidated Communications

Consolidated Communications Holdings, Inc. (NASDAQ: CNSL) is a leading broadband and business communications provider serving consumers, businesses, and wireless and wireline carriers across rural and metro communities and a 23-state service area. Leveraging an advanced fiber network spanning 37,000 fiber route miles, Consolidated Communications offers a wide range of communications solutions, including: high-speed Internet, data, phone, security, managed services, cloud services and wholesale, carrier solutions. From our first connection 125 years ago, Consolidated is dedicated to turning technology into solutions, connecting people and enriching how they work and live. Visit www.consolidated.com for more information.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “cash available to pay dividends” and the related “dividend payout ratio,” “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend practice and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate FairPoint Communications, Inc.’s operations and realize the synergies from the integration, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas;  various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt  restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches or technology failure of ours or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the SEC, including our reports on Form 10-K and Form 10-Q.  Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

Company Contact

Lisa Hood, Consolidated Communications
Phone:  (844)-909-CNSL (2675)
Lisa.hood@consolidated.com

– Tables to follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)
(Unaudited)
	March 31,	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$6,724	$9,599
Accounts receivable, net	132,326	133,136
Income tax receivable	11,027	11,072
Prepaid expenses and other current assets	45,801	44,336
Total current assets	195,878	198,143

Property, plant and equipment, net	1,897,064	1,927,126
Investments	112,038	110,853
Goodwill	1,035,274	1,035,274
Customer relationships, net	212,638	228,959
Other intangible assets	11,205	11,483
Other assets	59,948	23,423
Total assets	$3,524,045	$3,535,261

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,005	$32,502
Advance billings and customer deposits	50,529	47,724
Dividends payable	27,934	27,579
Accrued compensation	54,566	64,459
Accrued interest	17,961	9,232
Accrued expense	78,690	71,650
Current portion of long-term debt and finance lease obligations	29,343	30,468
Total current liabilities	285,028	283,614

Long-term debt and finance lease obligations	2,308,099	2,303,585
Deferred income taxes	182,593	188,129
Pension and other post-retirement obligations	306,663	314,134
Other long-term liabilities	65,498	30,145
Total liabilities	3,147,881	3,119,607

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 72,110,187 and 71,187,301, shares outstanding as of March 31, 2019 and December 31, 2018, respectively	721	712
Additional paid-in capital	487,203	513,070
Accumulated deficit	(58,099)	(50,834)
Accumulated other comprehensive loss, net	(59,658)	(53,212)
Noncontrolling interest	5,997	5,918
Total shareholders' equity	376,164	415,654
Total liabilities and shareholders' equity	$3,524,045	$3,535,261

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Net revenues	$338,649	$356,039
Operating expenses:
Cost of services and products	148,319	152,916
Selling, general and administrative expenses	74,367	85,985
Depreciation and amortization	99,243	107,899
Income from operations	16,720	9,239
Other income (expense):
Interest expense, net of interest income	(34,283)	(32,716)
Other income, net	7,232	8,031
Loss before income taxes	(10,331)	(15,446)
Income tax benefit	(3,145)	(4,248)
Net loss	(7,186)	(11,198)

Less: net income attributable to noncontrolling interest	79	100

Net loss attributable to common shareholders	$(7,265)	$(11,298)

Net loss per basic and diluted common shares attributable to common shareholders	$(0.11)	$(0.16)

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
OPERATING ACTIVITIES
Net loss	$(7,186)	$(11,198)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	99,243	107,899
Deferred income taxes	-	2
Cash distributions from wireless partnerships in excess of (less than) earnings	(1,118)	1,862
Non-cash, stock-based compensation	1,498	678
Amortization of deferred financing	1,213	1,161
Other adjustments, net	397	2,340
Changes in operating assets and liabilities, net	(19,050)	(11,902)
Net cash provided by operating activities	74,997	90,842
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(53,394)	(60,808)
Proceeds from sale of assets	865	144
Distributions from investments	329	233
Net cash used in investing activities	(52,200)	(60,431)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	51,000	27,000
Payment of finance lease obligations	(3,507)	(2,923)
Payment on long-term debt	(45,588)	(31,588)
Dividends on common stock	(27,577)	(27,417)
Net cash used in financing activities	(25,672)	(34,928)
Net change in cash and cash equivalents	(2,875)	(4,517)
Cash and cash equivalents at beginning of period	9,599	15,657
Cash and cash equivalents at end of period	$6,724	$11,140

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Commercial and carrier:
Data and transport services (includes VoIP)	$88,126	$86,025
Voice services	48,070	52,161
Other	15,176	11,863
	151,372	150,049
Consumer:
Broadband (VoIP and Data)	63,085	63,111
Video services	20,736	22,834
Voice services	45,879	52,062
	129,700	138,007

Subsidies	18,159	25,255
Network access	36,591	39,715
Other products and services	2,827	3,013
Total operating revenue	338,649	356,039

Less operating revenues from divestitures	-	(1,454)
	$338,649	$354,585

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Commercial and carrier:
Data and transport services (includes VoIP)	$88,126	$88,152	$87,633	$87,603	$86,025
Voice services	48,070	49,301	50,091	51,322	52,161
Other	15,176	16,389	13,906	14,237	11,863
	151,372	153,842	151,630	153,162	150,049
Consumer:
Broadband (VoIP and Data)	63,085	63,598	63,865	62,545	63,111
Video services	20,736	21,649	21,790	22,065	22,834
Voice services	45,879	47,597	50,757	51,616	52,062
	129,700	132,844	136,412	136,226	138,007

Subsidies	18,159	17,948	19,189	20,979	25,255
Network access	36,591	37,382	38,147	37,338	39,715
Other products and services	2,827	2,734	2,686	2,516	3,013
Total operating revenue	338,649	344,750	348,064	350,221	356,039

Less operating revenues from divestitures	-	-	(466)	(1,417)	(1,454)
	$338,649	$344,750	$347,598	$348,804	$354,585

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net loss	$(7,186)	$(11,198)
Add (subtract):
Income tax benefit	(3,145)	(4,248)
Interest expense, net	34,283	32,716
Depreciation and amortization	99,243	107,899
EBITDA	123,195	125,169

Adjustments to EBITDA (1):
Other, net (2)	5,325	6,516
Investment income (accrual basis)	(8,601)	(7,789)
Investment distributions (cash basis)	7,290	9,470
Pension/OPEB expense	1,604	1,372
Non-cash compensation (3)	1,498	678
Adjusted EBITDA	$130,311	$135,416

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended
March 31, 2019

Adjusted EBITDA	$130,311

- Cash interest expense	(32,536)
- Capital expenditures	(53,394)
- Cash income taxes	(81)

Cash available to pay dividends	$44,300

Dividends Paid	$27,577
Payout Ratio	62.3%

Note: The above calculation excludes the principal payments on our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

March 31,
Summary of Outstanding Debt:	2019
Term loans, net of discount $6,650	$1,791,825
Revolving loan	32,000
Senior unsecured notes due 2022, net of discount $2,815	497,185
Finance leases	27,126
Total debt as of March 31, 2019	$2,348,136
Less deferred debt issuance costs	(10,694)
Less cash on hand	(6,724)
Total net debt as of March 31, 2019	$2,330,718

Adjusted EBITDA for the twelve months ended March 31, 2019	$532,189

Total Net Debt to last twelve months
Adjusted EBITDA	4.38x

Consolidated Communications Holdings, Inc.
Adjusted Net Loss and Net Loss Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Net loss	$(7,186)	$(11,198)
Integration and severance related costs, net of tax	3,378	4,804
Storm costs, net of tax	271	2,213
Local switching support settlement, net of tax	-	(2,941)
Non-cash interest expense for swaps, net of tax	255	1,739
Non-cash stock compensation, net of tax	1,043	500
Adjusted net loss	$(2,239)	$(4,883)

Weighted average number of shares outstanding	70,813	70,598
Adjusted diluted net loss per share	$(0.03)	$(0.07)

Notes:

Calculations above assume a 30.4% and 26.2% effective tax rate for the three months ended March 31, 2019 and 2018, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	March 31,	December 31,	% Change	March 31,	% Change
	2019	2018	in Qtr	2018	YOY

Voice Connections	887,357	902,414	(1.7%)	951,293	(6.7%)

Data and Internet Connections	780,720	778,970	0.2%	782,326	(0.2%)

Video Connections	91,269	93,065	(1.9%)	100,570	(9.2%)

Business and Broadband as % of total revenue (1)	76.3%	76.2%	0.2%	74.1%	3.0%

Fiber route network miles (long-haul and metro)	36,987	36,944	0.1%	36,294	1.9%

On-net buildings	10,702	10,424	2.7%	9,356	14.4%

Consumer Customers	616,091	628,649	(2.0%)	657,330	(6.3%)

Consumer ARPU	$70.17	$70.44	(0.4%)	$70.87	(1.0%)

Notes:
(1) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.
(2) The sale of our local exchange carrier in Virginia resulted in a reduction of approximately 4,110 voice connections, 2,900 data and Internet connections and 4,340 consumer customers in the third quarter of 2018. Prior period amounts have been adjusted to reflect the sale.